Taminco Corporation Announces Second Quarter 2013 Results

ALLENTOWN, Pa., Aug. 13, 2013 /PRNewswire/ -- Taminco Corporation ("Taminco" or the "Company") (NYSE: TAM), the world's largest integrated producer of alkylamines and alkylamine derivatives for use in the manufacturing of everyday products, today announced results for its second quarter of 2013. Unless otherwise noted, year ago comparisons refer to the "pro forma" three and six month periods ending June 30, 2012.

Fiscal 2013 Second Quarter Financial Highlights

  Volume increased 3% year over year to 146K tons
  Net Sales rose 6% year over year to $305 million
  Adjusted EBITDA grew to a near record $66 million for a 21.6% Adjusted EBITDA margin
  Generated robust $100 million of Adjusted EBITDA less Capital Expenditures during the first half of the year
  Retired Senior Holding Company Notes during the quarter using proceeds from the IPO, reducing the net leverage multiple to 3.6x LTM Adjusted EBITDA

Continued Execution of Business Strategy Resulted in a Near-Record Adjusted EBITDA and Margin Above 20%

"The second quarter of 2013 proved to be another quarter of solid performance for our Company. We are pleased to report growth in volume, net sales and Adjusted EBITDA, which were driven by stronger sales in the majority of our end-markets. In particular, our Specialty Amines division performed extremely well this quarter driven by strength in the North American market and stable sales in Europe versus the prior year," said Taminco Chief Executive Officer Laurent Lenoir. "We continue to realize the benefits of our more recent capital growth projects, in particular the expansion of our surfactants capacity in the U.S.," added Lenoir.

For the quarter ended June 30, 2013, the Company generated net sales of $305 million, an improvement of $17 million, or 6%, compared to $288 million in the corresponding period of 2012. This increase was primarily due to volume growth, product mix and pricing, on the back of growing demand and the contribution from the recent investments in derivatives in the U.S. Demand remained solid in our most important end-markets: personal & home care, agriculture, energy, animal nutrition, and water treatment.

On a regional basis, for the quarter, 49% of our volume was sold in North America, 34% of our volume in Europe, and 17% of our volume in the emerging markets (9% in Latin America and 8% in Asia). The Company experienced solid growth in the Americas while Europe remained stable.

Adjusted EBITDA for the three months ended June 30, 2013 was $66 million compared to $65 million in the period ended June 30, 2012, and Adjusted EBITDA margin was 21.6%. Adjusted EBITDA expanded during the quarter despite incremental fixed costs incurred in the first half of 2013 associated with strengthening the organization to support both the significant capacity we recently added in the U.S. and the anticipated near-term strategic projects as part of our long-term growth plan.

GAAP net loss for the period was $13 million or ($0.21) per diluted share, compared to net income of $7 million in the year ago period or $0.14 per diluted share. GAAP net loss during the second quarter included the impact from a $12 million pre-tax loss on early extinguishment of debt and $38 million pre-tax of sponsor fees ($35 million termination fee and $3 million management fee).

Strategic Choline Supplier Relationship with Dow AgroSciences

On August 12, 2013, we announced that we reached a strategic supply agreement to provide Choline Hydroxide to Dow AgroSciences LLC, a subsidiary of The Dow Chemical Company. This raw material is a key component of Enlist Duo™ herbicide, a highly differentiated herbicide solution specifically designed for the Enlist™ Weed Control System. Under the agreement, we will supply Dow AgroSciences' requirements for Choline Hydroxide for herbicidal uses. Financial terms of the agreement were not disclosed.

First Half 2013 Comparison versus First Half 2012

Net sales for the six months ended June 30, 2013 grew by 8% to $615 million in comparison to the six months ended June 30, 2012 driven primarily by volume strength in Specialty Amines as well as favorable price and mix effects. During the period, net sales grew by 13% in Specialty Amines and 5% in Functional Amines, while Crop Protection was largely unchanged.

Adjusted EBITDA for the six months ended June 30, 2013 was $132 million or 21.5% of net sales, compared to $129 million in the period ended June 30, 2012. The profitability improvement in Specialty Amines of $6 million was partially offset by a $3 million contraction across Functional Amines and Crop Protection.

Quarterly Segment Results

Functional Amines

Volume in the Functional Amines segment was 75 kT for the quarter ended June 30, 2013, which was nearly equivalent to the corresponding period in 2012. Net sales were $137 million for the quarter ended June 30, 2013, a 3% increase from the corresponding period in 2012. This year over year growth was driven by strong demand in agriculture (herbicides) in the U.S. and recovery in Latin America, partly offset by solvents. Adjusted EBITDA from the Functional Amines segment decreased by $4 million to $32 million for the three months ended June 30, 2013 from a very strong $36 million in the period ending June 30, 2012, but was in line with the first quarter of 2013. The pressure on Adjusted EBITDA margin was primarily due to reduced margins in the solvents and part of the higher amines business, as well as increased fixed costs.

Specialty Amines

Volume in the Specialty Amines segment expanded by 9% or 5 kT to 58 kT for the quarter ended June 30, 2013, compared to the corresponding period of 2012. Net sales were $131 million for the quarter ended June 30, 2013, an 11% increase from the corresponding period in 2012. The growth was due primarily to demand for products in the home and the personal care segments, while the energy sector was stable and volumes in China were lower than expected. The largest driver of the growth in surfactants was the DIMLA unit at our Pace Florida facility, but also the European surfactants grew strongly. The U.S. now represents the largest share of volume in Specialty Amines at 42%. Adjusted EBITDA from the Specialty Amines segment rose by $5 million to a record $23 million for the three months ended June 30, 2013 from $18 million in the period ending June 30, 2012. The improvement in Adjusted EBITDA margin was driven by volume growth and mix effect combined with efficient production conditions.

Crop Protection

Volumes in Crop Protection for the quarter ended June 30, 2013 were largely unchanged compared to the corresponding period in 2012 and represented a significant improvement versus the challenging conditions in the first quarter which was caused by adverse weather conditions. Net sales were $37 million for the quarter ended June 30, 2013, virtually equal to the corresponding period in 2012. In Europe, sales were still slightly lagging due to the weather. Growth in soil fumigants and plant growth regulators was offset by a decrease in our fungicides due to adverse weather conditions and high inventories from the first quarter in Asia and Latin America that were gradually absorbed. Adjusted EBITDA derived from the Crop Protection segment for the three months ended June 30, 2013 of $11 million was also virtually equal to the period ending June 30, 2012.

Balance Sheet and Cash Flow

As of June 30, 2013, the Company had cash and cash equivalents of approximately $44 million on the balance sheet.

The Company's total indebtedness as of June 30, 2013 consisted of $501 million in Term Loan Facilities, $400 million in Senior Secured Notes, and $8 million of capital lease obligations. Net debt totaled $865 million as of June 30, 2013.

The Company generated Adjusted EBITDA less capital expenditures of $100 million for the six months ended June 30, 2013. Capital expenditures were $32 million for the six months ended June 30, 2013. We remain on track with our methylamine extension project in Pace, Florida and effectively started construction during the end of the second quarter of 2013.

Outlook for Full Year 2013

"We are pleased with our start through the first half of the year. Performance was strong across most of our businesses given the nature of our end-markets, and we did see a recovery in Crop Protection from the challenging environment in the first quarter. Moving forward, we will continue to expand our derivatives portfolio where we see opportunities, with a specific focus on the North American markets. Regarding the outlook for the full year, we expect solid year over year growth in volume, net sales, and Adjusted EBITDA each quarter. Given the softness we experienced in the second half of FY'12 and in particular in the fourth quarter, we expect higher year over year increases in the third quarter and fourth quarter of 2013 than in the first half of the year," Lenoir commented.

Conference Call

As previously announced, the Company will host a conference call to discuss second quarter 2013 results before the market open on Tuesday, August 13, 2013 at 8:00 a.m. (Eastern Time). A slide presentation for the call will be available on the Investors section of the Company's Web site at www.taminco.com. The conference call can be accessed live over the phone by dialing 1-877-407-4018, or for international callers, 1-201-689-8471. A replay will be available one hour after the call and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The passcode for the live call and the replay is 417239. The replay will be available until Thursday, August 29, 2013 at 11:59 p.m.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company's website at www.taminco.com. The on-line replay will be available for a limited time beginning immediately following the call.

To learn more about Taminco, please visit the company's Web site at www.taminco.com. Taminco uses its Web site as a channel of distribution of material company information. Financial and other material information regarding Taminco is routinely posted on the company's Web site and is readily accessible.

About Taminco Corporation

Taminco is the world's largest integrated producer of alkylamines and alkylamine derivatives. Our products are used by customers in the manufacture of a diverse array of everyday products for the agriculture, water treatment, personal & home care, animal nutrition and oil & gas end-markets. Our products provide these goods with a variety of ancillary characteristics required for optimal performance. We currently employ about 800 people and operate in 19 countries with seven production facilities in the US, Europe and Asia.

Forward-Looking Statements

Any statements made in this press release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements within the meaning of the federal securities laws, and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business plan and strategies. These statements often include words such as "anticipate," "expect," "suggests," "plan," "believe," "intend," "estimates," "targets," "projects," "should," "could," "would," "may," "will," "forecast," and other similar expressions. For more information concerning factors that could cause actual results to differ materially from those contained in the forward-looking statements please refer to the "Risk Factors" section of the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission and subsequent filings by the Company. We base these forward-looking statements or projections on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at such time. As you read and consider this press release, you should understand that these statements are not guarantees of performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although we believe that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements and projections. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. If we do update one or more forward-looking statements, there should be no inference that we will make additional updates with respect to those or other forward-looking statements.

Taminco Corporation Condensed Consolidated Statement of Operations ($ in Millions, except per share amounts) (Unaudited)

	Successor				Predecessor
	Three Months	Three Months	Six Months	Six Months	January 1
	Ended	Ended	Ended	Ended	through
	June 30,	June 30,	June 30,	June 30,	February 14,
	2013	2012	2013	2012	2012

Net sales	$ 305	$ 288	$ 615	$ 427	$ 144
Cost of sales	250	234	503	365	111
Gross Profit	55	54	112	62	33
Selling, general and administrative expense	14	12	29	20	66
Research and development expense	3	1	6	4	1
Other operating expense	37	3	39	43	1
Operating income (loss)	1	38	38	(5)	(35)
Interest expense, net	24	19	48	30	8
Loss on early extinguishment of debt	12	-	12	-	-
Other non-operating (income) expense, net	-	2	(2)	6	2
Income (loss) before income taxes and equity in earnings	(35)	17	(20)	(41)	(45)
Income tax expense (benefit)	(22)	10	(16)	(6)	9
Income (loss) before results from equity in losses	(13)	7	(4)	(35)	(54)
Equity in losses of unconsolidated entities	-	-	1	1	-
Net income (loss) for the period	$ (13)	$ 7	$ (5)	$ (36)	$ (54)

Net income (loss) per common share:
Basic	$ (0.21)	$ 0.14	$ (0.09)	$ (0.73)	$ (0.05)
Diluted	$ (0.21)	$ 0.14	$ (0.09)	$ (0.73)	$ (0.05)
Weighted average number of common shares outstanding
Basic	62,780,206	49,009,139	56,030,468	49,009,139	1,000,000,000
Diluted	62,780,206	49,230,025	56,030,468	49,009,139	1,000,000,000

Taminco Corporation Condensed Consolidated Balance Sheets ($ in Millions) (Unaudited)

	June 30, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$ 44	$ 67
Trade receivables, net of allowance for doubtful accounts of $1.3 and $1.9 in 2013 and 2012, respectively	87	73
Related parties receivables	1	1
Inventories	126	126
Deferred income taxes	3	4
Prepaid expenses and other current assets	10	13
Income tax receivable	20	13

Total current assets	291	297
Property, plant and equipment, net	441	434
Equity method investment	19	20
Intangible assets, net	554	586
Goodwill	452	453
Capitalized debt issuance costs	50	57

Total assets	$ 1,807	$ 1,847

Liabilities and Equity
Current liabilities:
Current installments of long-term debt	$ 6	$ 6
Trade payables	100	80
Income taxes payable	—	4
Other current liabilities	38	51
Deferred income taxes	2	2

Total current liabilities	146	143
Long-term debt	903	1,155
Deferred income taxes	236	249
Long-term pension and post retirement benefit obligations	16	16
Other liabilities	9	13

Total liabilities	1,310	1,576

Common stock ($0.001 par value, 90,824,000 shares authorized, 66,398,804 shares issued and outstanding at June 30, 2013; 49,188,071 shares authorized and issued at December 31, 2012)	—	—
Additional paid-in capital	531	298
Retained earnings	(33)	(28)
Accumulated other comprehensive income (loss)	(1)	1

Total stockholders' equity	497	271

Total liabilities and equity	$ 1,807	$ 1,847

Taminco Corporation Condensed Consolidated Statements of Cash Flow ($ in Millions) (Unaudited)

	Successor		Predecessor
	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012	January 1 through February 14, 2012
Cash flows provided by (used in) operating activities
Net income (loss)	$ (5)	$ (36)	$ (54)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	56	39	7
Deferred tax provision	(12)	(19)	5
Other non-cash adjustments:
Loss on early extinguishment of debt	5	—	—
Posting share options	—	—	60
Loss from equity method investment	1	1	—
Amortization of debt-related costs	4	2	—
Accrued interest on related party loans	—	—	5
Net change in assets and liabilities:
(Increase)/Decrease in accounts receivable	(15)	(45)	11
(Increase)/Decrease in inventories	—	(9)	5
Increase/(Decrease) in accounts payable	27	-	15
(Increase)/Decrease in other current assets	(3)	5	(3)
Increase/(Decrease) in other current liabilities	(17)	(14)	6
Increase/(Decrease) in other non-current liabilities	(4)	4	(13)

Net cash flows provided by (used in) operating activities	37	(72)	44

Cash flows used in investing activities
Acquisition of Taminco Group Holdings S.à.r.l., net of cash acquired	—	(155)	—
Purchase of property, plant and equipment	(29)	(21)	(6)
Purchase of intangible assets	(3)	(3)	—

Net cash flows used in investing activities	(32)	(179)	(6)

Cash flows provided by (used in) financing activities
Proceeds from borrowings	—	908	—
Repayments of borrowings	(251)	(1,121)	—
Capital contribution	—	540	—
Return of capital	(7)	—	—
Sale of common stock	233	—	—
Payments of debt issuance costs	(2)	(58)	—

Net cash flows provided by (used in) financing activities	(27)	269	—

Effect of exchange rate change on cash and cash equivalents	(1)	2	2
Net increase in cash and cash equivalents	(23)	20	40
Cash and cash equivalents, beginning of period	67	—	131

Cash and cash equivalents, end of period	$ 44	$ 20	$ 171

Supplemental Cash Flow Information:
Interest paid	$ 41	$ 10	$ 1
Income tax payments, net	$ 5	$ 16	$ —

NON-GAAP FINANCIAL MEASURES: ADJUSTED EBITDA

We present Adjusted EBITDA to enhance a prospective investor's understanding of our results of operations and financial condition. EBITDA consists of profit for the period before interest, taxation, depreciation and amortization. Adjusted EBITDA consists of EBITDA and eliminates (i) transaction costs, (ii) restructuring charges, (iii) foreign currency exchange gains/losses, (iv) non-cash equity in earnings/losses of unconsolidated affiliates net of cash dividends received, (v) stock option compensation and (vi) sponsor management and director fees and expenses (successor period only). We believe that making such adjustments provides investors meaningful information to understand our operating results and ability to analyze financial and business trends on a period-to-period basis. Adjusted EBITDA for the three month periods ended June 30, 2013 and 2012 are calculated in the same manner.

We believe Adjusted EBITDA is useful as a supplemental measure in evaluating the performance of our operating businesses and provides greater transparency into our consolidated results of operations. Adjusted EBITDA is a measure used by our management, including our chief operating decision maker, to perform such evaluation, and is a factor in measuring compliance with debt covenants relating to certain of our borrowing arrangements, including our Senior Secured Credit Facilities and the indenture governing our Notes.

You should not consider Adjusted EBITDA in isolation or as an alternative to (a) operating profit or profit for the period (as reported in accordance with U.S. GAAP), (b) cash flows from operating, investing and financing activities as a measure to meet our cash needs or (c) any other measures of performance under generally accepted accounting principles. You should exercise caution in comparing Adjusted EBITDA as reported by us to similar measures of other companies. In evaluating Adjusted EBITDA, you should be aware that we are likely to incur expenses similar to the adjustments in this presentation in the future and that certain of these items could be considered recurring in nature. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by non-recurring items.

The following table provides reconciliations of net income (loss) to Adjusted EBITDA for the periods presented:

	Successor	Proforma	Actual
	Three months ended June 30, 2012	Three months ended June 30, 2012	Three months ended June 30, 2013
Net Income	$ 7	$ 8	$ (13)
GAAP Income Taxes	10	11	(22)
Net Interest Expense & Def Fin. Fees	19	19	24
Operating Depreciation & Amortization	7	7	8
Acquisition Related Depreciation	20	20	20
EBITDA	$ 63	$ 65	$ 17

Transaction related costs	1	(1)	0
Foreign exchange gains/losses	0	0	(1)
Joint-Venture Investment	0	0	0
Employee stock comp. charges	0	0	0
Loss on Early Extinguishment of Debt	0	0	12
Apollo Termination Fee	0	0	35
Apollo Management fee	1	1	3
Adjusted EBITDA	$ 65	$ 65	$ 66

	Predecessor	Successor	Proforma	Actual
	January 1, 2012 - February 14, 2012	Six months ended June 30, 2012	Six months ended June 30, 2012	Six months ended June 30, 2013
Net Income	$ (54)	$ (36)	$ (5)	$ (5)
GAAP Income Taxes	9	(6)	12	(16)
Net Interest Expense & Def Fin. Fees	8	30	39	48
Operating Depreciation & Amortization	7	9	13	16
Acquisition Related Depreciation	0	30	40	40
EBITDA	$ (30)	$ 27	$ 99	$ 83

Transaction related costs	0	68	26	0
Foreign exchange gains/losses	0	1	1	(3)
Joint-Venture Investment	0	1	1	1
Employee stock comp. charges	60	0	0	0
Loss on Early Extinguishment of Debt	0	0	0	12
Apollo Termination Fee	0	0	0	35
Apollo Management fee	0	2	2	4
Adjusted EBITDA	$ 30	$ 99	$ 129	$ 132

Adjusted EBITDA Less Cap Ex: Six Months Ended June 30, 2013 ($ in Millions) (Unaudited):

First Half 2013 (Ended 6/30/13)
Net Income	$ (5)
GAAP Income Taxes	(16)
Net Interest Expense	48
Depreciation and Amortization	56
Adjustments	49
Adjusted EBITDA	$ 132
Less: Maintenance Capital Exp.	(13)
Less: Growth Capital Exp.	(16)
Less: Intangible Capital Exp.	(3)
Adjusted EBITDA Less Cap Exp.	$ 100

CONTACT: Taminco Corporation, Investor Relations Inquiries: investorrelations@taminco.com, 610.366.6925